EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital from the filing of the Schedule 13D/A on 1/2/26 to 2/17/26, the date of the event which required filing of this Schedule 13D/A. All trades were effected in the open market.

Trade Date	Buy/Sell	Shares	Price
12/31/2025	Buy	200	11.40
1/2/2026	Buy	580	11.45
1/5/2026	Buy	17,034	11.63
1/7/2026	Buy	2,752	11.96
1/8/2026	Buy	22,290	12.07
1/12/2026	Buy	905	12.08
1/13/2026	Sell	2,000	12.12
1/30/2026	Buy	4,749	11.99
2/2/2026	Buy	58,289	12.19
2/4/2026	Buy	12,802	12.28
2/5/2026	Buy	5,409	11.83
2/6/2026	Buy	13,754	12.22
2/9/2026	Buy	15,646	12.24
2/12/2026	Buy	1,940	12.02
2/17/2026	Buy	111,243	11.94